Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-09165, 333-49231, 333-90845, 333-51684, 333-67982 and 333-120558) of Genesee & Wyoming Inc. of our report dated February 28, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

New York, New York

February 28, 2008